UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 2)

                         SGL Carbon Aktiengesellschaft
                         -----------------------------
                                (Name of issuer)

                             Ordinary Shares o.N. .
                         -----------------------------
                         (Title of class of securities)

                                    784188203
                         -----------------------------
                                 (CUSIP number)

                                December 31, 1999
                         -----------------------------
             (Date of Event which requires filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this schedule is filed:

                               [ ] Rule 13d-1 (b)
                               [X] Rule 13d-1 (c)
                               [ ] Rule 13d-1 (d)

---------------------------------           ------------------------------------
      CUSIP No. 784188203            13G           Page 2 of 10 Pages
---------------------------------           ------------------------------------


-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Deutsche Bank A.G.
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [_]
                                                                       (b) [_]
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Federal Republic of Germany
---------------------------- ------ --------------------------------------------
NUMBER OF                    5      SOLE VOTING POWER
SHARES                              0
BENEFICIALLY                 ------ --------------------------------------------
OWNED BY                            SHARED VOTING POWER
EACH                         6      1,497,006
REPORTING                    ------ --------------------------------------------
PERSON WITH                         SOLE DISPOSITIVE POWER
                             7      7,190
                             ------ --------------------------------------------
                                    SHARED DISPOSITIVE POWER
                             8      1,580,816
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,588,006*
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    [_]
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         7.5%**
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         HC, BK, CO
-------- -----------------------------------------------------------------------


------------------------


* Included in this figure are the securities reported by Deutsche Funds Holding GmbH and Deutsche Gesellschaft fur Wertpapiersparen mbH on the following cover pages.

** Included in this percentage are the percentages of securities reported by Deutsche Funds Holding GmbH and Deutsche Gesellschaft fur Wertpapiersparen mbH on the following cover pages.

---------------------------------           ------------------------------------
      CUSIP No. 784188203            13G           Page 3 of 10 Pages
---------------------------------           ------------------------------------


-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Deutsche Funds Holding GmbH
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [_]
                                                                       (b) [_]
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Federal Republic of Germany
---------------------------- ------ --------------------------------------------
NUMBER OF                    5      SOLE VOTING POWER
SHARES                              0
BENEFICIALLY                 ------ --------------------------------------------
OWNED BY                            SHARED VOTING POWER
EACH                         6      1,355,252
REPORTING                    ------ --------------------------------------------
PERSON WITH                         SOLE DISPOSITIVE POWER
                             7      0
                             ------ --------------------------------------------
                                    SHARED DISPOSITIVE POWER
                             8      1,355,252
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,355,252*
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    [_]
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.4%**
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         HC
-------- -----------------------------------------------------------------------


------------------------


*    Included   in  this  figure  are  the   securities   reported  by  Deutsche
     Gesellschaft fur Wertpapiersparen mbH on the following cover page.

** Included in this percentage is the percentages of securities reported by Deutsche Gesellschaft fur Wertpapiersparen mbH on the following cover page.

---------------------------------           ------------------------------------
      CUSIP No. 784188203            13G           Page 4 of 10 Pages
---------------------------------           ------------------------------------


-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Deutsche Gesellschaft fur Wertpapiersparen mbH
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [_]
                                                                       (b) [_]
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Federal Republic of Germany
---------------------------- ------ --------------------------------------------
NUMBER OF                    5      SOLE VOTING POWER
SHARES                              0
BENEFICIALLY                 ------ --------------------------------------------
OWNED BY                            SHARED VOTING POWER
EACH                         6      1,119,702
REPORTING                    ------ --------------------------------------------
PERSON WITH                         SOLE DISPOSITIVE POWER
                             7      0
                             ------ --------------------------------------------
                                    SHARED DISPOSITIVE POWER
                             8      1,119,702
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,119,702
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    [_]
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.3%
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         CO
-------- -----------------------------------------------------------------------

Item 1(a).        Name of Issuer:

                  SGL Carbon Aktiengesellschaft (the "Issuer")

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  The address of the Issuer's principal executive offices is Rheingaustrasse 182, Wiesbaden, Germany 65203.

Item 2(a).        Name of Person Filing:

                  This statement is filed on behalf of Deutsche Bank AG ("DBAG"), Deutsche Funds Holding GmbH ("DWS Group") and Deutsche Gesellschaft fur Wertpapiersparen mbH ("DWS" and, together with DBAG and DWS Group, the "Reporting Persons"). This Schedule 13G/A is being filed pursuant to Rule 13d-2(b).

Item 2(b).        Address of Principal Business Office or, if none, Residence:

                  The principal place of business of DBAG is Taunusanlage 12, D-60325, Frankfurt am Main, Federal Republic of Germany.

                  The principal place of business of DWS Group is Gruneburgweg 113-115, 60323 Frankfurt, Federal Republic of Germany.

                 The principal place of business of DWS is Gruneburgweg 113-115, 60323 Frankfurt, Federal Republic of Germany.

Item 2(c).        Citizenship:

                  The citizenship of the Reporting Persons is set forth on the applicable cover page.

Item 2(d).        Title of Class of Securities:

                  The title of the securities is ordinary shares, nominal value DM 5 per share (the "Ordinary Shares").

Item 2(e).        CUSIP Number:

                  The CUSIP number of the Ordinary Shares is set forth on each cover page.

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                    (a) [_] Broker or dealer registered under section 15 of the Act;

                    (b)  [_] Bank as defined in section 3(a)(6) of the Act;

                    (c) [_] Insurance Company as defined in section 3(a)(19) of the Act;

                    (d) [_] Investment Company registered under section 8 of the Investment Company Act of 1940;

                    (e)  [_] An investment adviser in accordance with Rule 13d-1
                         (b)(1)(ii)(E);

                    (f) [_] An employee benefit plan, or endowment fund in accordance with Rule 13d-1 (b)(1)(ii)(F);

                    (g) [_] A parent holding company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G);

                    (h) [_] A savings association as defined in section 3(b) of the Federal Deposit Insurance Act;

                    (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

                    (j)  [_] Group, in accordance with Rule 13d-1 (b)(1)(ii)(J).

                  If this statement is filed pursuant to  Rule 13d-1 (c),  check
                  this box.   [X]

Item 4.  Ownership.

                    (a)  Amount beneficially owned:

                         Each of the  Reporting  Persons  owns the amount of the
                    Ordinary Shares as set forth on the applicable cover page.

                    (b)  Percent of class:

                         Each of the  Reporting  Persons owns the  percentage of
                    the Ordinary Shares as set forth on the applicable cover page.

                    (c)  Number of shares as to which such person has:

                           (i)  sole power to vote or to direct the vote:

                                    Each of the  Reporting  Persons has the sole
                           power to vote or direct the vote of the Ordinary Shares as set forth on the applicable cover page.

                           (ii) shared power to vote or to direct the vote:

                                    Each of the Reporting Persons has the shared
                           power to vote or direct the vote of the Ordinary Shares as set forth on the applicable cover page.

                           (iii) sole power to dispose or to direct the disposition of:

                                    Each of the  Reporting  Persons has the sole
                           power to dispose or direct the disposition of the Ordinary Shares as set forth on the applicable cover page.

                           (iv) shared power to dispose or to direct the disposition of:

                                    Each of the Reporting Persons has the shared
                           power to dispose or direct the disposition of the Ordinary Shares as set forth on the applicable cover page.

Item 5.  Ownership of Five Percent or Less of a Class.

         Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Other than the 7,190 shares held by DBAG for its own account, investment management clients of each of the Reporting Persons have the ultimate right to any dividends from Ordinary Shares and the proceeds from the sale of Ordinary Shares.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          The following are subsidiaries of DBAG and/or DWS Group which hold Ordinary Shares included in the figures on the cover pages: Deutsche Asset Management Group Limited, Deutsche Asset Management Limited, Deutsche Asset Management International Limited, Deutsche Gesellschaft fur Wertpapiersparen mbH, Deutsche Fund Management Inc., Deutsche Vermogensbildungsgesellschaft mbH, Finanza & Futuro S.p.A., DWS Investment Management S.A. Luxemburg, DB Gestion Sociedad Gestora de Instituciones de Inversion Colectiva, Sociedad Anonima, Deutsche Bank AG Sydney and Deutsche Asset Management Investmentgesellschaft mbH.

Item 8.  Identification and Classification of Members of the Group.

         Not applicable.

Item 9.  Notice of Dissolution of Group.

         Not applicable.

Item 10. Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2000



                                    DEUTSCHE BANK AG



                                    By:/s/ Dr. Dieter Eisele
                                       ---------------------------------
                                       Name:   Dr. Dieter Eisele
                                       Title:  Group Head of Compliance



                                    By:/s/ Dr. Rainer Grimberg
                                       ---------------------------------
                                       Name:   Dr. Rainer Grimberg
                                       Title   Vice President

                                                                       EXHIBIT 1



                     Consent of Deutsche Funds Holding GmbH


                  The undersigned agrees that the Schedule 13G/A executed by Deutsche Bank AG to which this statement is attached as an exhibit is filed on behalf of Deutsche Bank AG, Deutsche Funds Holding GmbH and Deutsche
Gesellschaft fur Wertpapiersparen mbH pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934.

Dated:  February 14, 2000



                                    Deutsche Funds Holding GmbH



                                    By:/s/ Peter Garfunder
                                       ---------------------------------
                                       Name:   Peter Garfunder
                                       Title:  Managing Director



                                    By:/s/ Ralf Ring
                                       ---------------------------------
                                       Name:   Ralf Ring
                                       Title:  Head of Compliance (DWS)

                                                                       EXHIBIT 2


            Consent of Deutsche Gesellschaft fur Wertpapiersparen mbH



          The undersigned agrees that the Schedule 13G/A executed by Deutsche Bank AG to which this statement is attached as an exhibit is filed on behalf of Deutsche Bank AG, Deutsche Funds Holding GmbH and Deutsche Gesellschaft fur Wertpapiersparen mbH pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934.

Dated:  February 14, 2000



                                 DEUTSCHE GESELLSCHAFT FUR WERTPAPIERSPAREN MBH



                                 By:/s/ Peter Garfunder
                                    ---------------------------------
                                    Name:   Peter Garfunder
                                    Title:  Managing Director



                                 By:/s/ Ralf Ring
                                    ---------------------------------
                                    Name:   Ralf Ring
                                    Title:  Head of Compliance (DWS)